                                                                    EXHIBIT 99.2

                  METALLURG, INC. AND CONSOLIDATED SUBSIDIARIES
            PRO FORMA CONDENSED STATEMENT OF CONSOLIDATED OPERATIONS
                     THREE QUARTERS ENDED SEPTEMBER 30, 2002
                                   (UNAUDITED)
                                 (In thousands)

                                                                       Pro Forma
                                                        Historical   Adjustments (a)   Pro Forma
                                                        ----------   ---------------   ---------
Total revenue .......................................    $237,116      $(30,088)(b)    $207,028
                                                         --------      --------        --------
Operating costs and expenses:
   Cost of sales ....................................     215,304       (25,603)(c)     189,701
   Selling, general and administrative expenses .....      25,755        (1,781)         23,974
   Environmental expense recovery ...................      (3,000)           --          (3,000)
   Restructuring charges ............................       2,488            --           2,488
                                                         --------      --------        --------
   Total operating costs and expenses ...............     240,547       (27,384)        213,163
                                                         --------      --------        --------
   Operating loss ...................................      (3,431)       (2,704)         (6,135)

Other income (expense):
   Other income, net ................................         181          (109)             72
   Interest expense, net ............................     (10,146)          149          (9,997)
                                                         --------      --------        --------
   Loss before income tax provision (benefit) and
      minority interest .............................     (13,396)       (2,664)        (16,060)
Income tax provision (benefit) ......................         767          (897)           (130)
                                                         --------      --------        --------
   Loss before minority interest ....................     (14,163)       (1,767)        (15,930)
Minority interest ...................................         (81)           28             (53)
                                                         --------      --------        --------
   Net loss .........................................    $(14,244)     $ (1,739)       $(15,983)
                                                         ========      ========        ========

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(a)  Reflects the activity of MeSA.

(b)  Reflects the following:

     Total revenue of MeSA..........................................   $(31,168)
     Adjustment of intergroup activity between MeSA
        and the companies retained by Metallurg.....................      1,080
                                                                       --------
                                                                       $(30,088)
                                                                       ========

(c)  Reflects the following:

     Total cost of sales of MeSA....................................   $(26,683)
     Adjustment of intergroup activity between MeSA
        and the companies retained by Metallurg.....................      1,080
                                                                       --------
                                                                       $(25,603)
                                                                       ========